EXHIBIT 99.1

News

Contacts:
Media:
Sheryl Williams
610-738-6493
swilliam@cephalon.com

Investors:
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Announces Positive Results with a New Modafinil Formulation for the Treatment of Children with Attention Deficit Hyperactivity Disorder

Results with New Pediatric Doses Were Highly Significant in all Three Studies;

Regulatory Filing Accelerated to Late 2004

West Chester, PA – August 19, 2004 – Cephalon, Inc. (Nasdaq: CEPH) today announced results from three multi-center clinical trials, which show that new proprietary once-daily dosage forms of modafinil significantly improve symptoms of Attention Deficit Hyperactivity Disorder (ADHD) in children and adolescents.

In three nine-week, double-blind, placebo-controlled studies, 600 children and adolescents between the ages of six and 17 with ADHD were randomized to either placebo or an optimized new proprietary dosage form of modafinil.  The primary endpoint in all studies was the teacher-completed school version of the ADHD Rating Scale IV.  All of the modafinil treated groups showed a highly statistically significant improvement on the primary endpoint compared to placebo (p<0.0001).  Modafinil was generally well tolerated, and the most common side effects observed in these studies were consistent with those observed in other studies of this compound and included insomnia, headache and loss of appetite. The complete Phase III study data are expected to be presented at major medical meetings over the next 12 months.

“Because children metabolize modafinil differently from adults, our clinical efforts focused on identification of optimal doses of modafinil for these studies,” said Dr. Paul Blake, MB, FRCP, Senior Vice President of Clinical Research and Regulatory Affairs at Cephalon.  “The result was the development of proprietary dosage strengths of 340 and 425 milligrams, which in these Phase III studies demonstrated robust symptom improvement in children and adolescents with ADHD.  The most encouraging aspects of these results were the strength and consistency of the effects of modafinil across the three studies and the robust effects of modafinil on both the inattentive and hyperactive symptoms of ADHD.”

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SOURCE:  Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA  19380-4245 • (610) 344-0200 • Fax (610) 344-0065

Based upon the demonstrated strength of the study results, the company plans to accelerate the filing of its application with the Food and Drug Administration from the first quarter of 2005 to the fourth quarter of 2004.

Frank Baldino Jr., Ph.D., Chairman and CEO of Cephalon, said, “We are excited about these data and the promise they hold for the ADHD community.  We expect this product, once approved, to command a substantial presence in this large and growing market that today exceeds several billion dollars.  With its excellent clinical profile and strong intellectual property protection for use in ADHD, we anticipate this product will be an important contributor to Cephalon’s revenue growth for many years to come.”

Modafinil

Modafinil (PROVIGIL® C-IV Tablets) is currently available in 100 and 200 milligrams and is indicated for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea and shift work sleep disorder. Modafinil for the treatment of children and adolescents with ADHD will be manufactured as smaller, film-coated tablets in unique dosage strengths.

Attention Deficit Hyperactivity Disorder

According to the National Institutes of Mental Health, ADHD is one of the most common psychiatric disorders among children, affecting three to five percent of American children.  ADHD is associated with dysfunction in the prefrontal cortex area of the brain.  The most common ADHD behaviors fall into three categories: inattention, hyperactivity, and impulsivity.  A diagnosis of ADHD is generally made when these behaviors become excessive, long-term, and pervasive.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs more than 2,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah and Eden Prairie, Minnesota.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL, GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, including the results of the three multi-center clinical trials of modafinil in ADHD, prospects for regulatory approval of modafinil for ADHD and the anticipated timetable for filing a marketing application for the use of modafinil in ADHD, manufacturing development and capabilities, market prospects for its products, particularly with respect to the Company’s ability to effectively compete in the ADHD marketplace with modafinil, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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